SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2006

CAPITAL TRUST, INC.

(Exact Name of Registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue, 14th Floor, New York, NY 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (212) 655-0220

     N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On September 29, 2006 (the “Effective Date”), Capital Trust, Inc. (the “Company”) and its wholly-owned subsidiary, CT Investment Management Co., LLC, entered into an employment agreement (the “Agreement”) with the Company’s chief financial officer, Geoffrey G. Jervis, pursuant to which Mr. Jervis will serve as the Company’s chief financial officer through December 31, 2009 (the “Expiration Date”), subject to earlier termination under certain circumstances as described below.

Under the Agreement, Mr. Jervis will receive a base salary at an annual rate of $350,000, subject to possible increase by the Company’s board of directors (the “Board”). Pursuant to the Agreement, Mr. Jervis will receive a cash bonus in the amount of $650,000 for calendar year 2006, payable no later than March 15, 2007. The Agreement provides for annual bonuses for each year commencing with 2007 that are covered by performance compensation awards under the Company’s amended and restated 2004 long-term incentive plan (the “2004 Plan”), and are tied to the achievement of threshold, target or maximum performance criteria set by the compensation committee of the Board. Under these awards, Mr. Jervis can earn an annual cash bonus ranging from 100% of base salary at threshold performance to 200% of base salary at maximum performance, with a target of 150% of base salary at target performance.

Pursuant to the Agreement, Mr. Jervis was granted, as of the Effective Date and pursuant to the 2004 Plan, an award of 50,000 restricted shares of the Company’s class A common stock (the “Initial Grant”), 50% of which will be subject to time vesting in eight equal quarterly installments commencing on March 31, 2008 and 50% of which will be issued as a performance compensation award and will vest on the Expiration Date if the total shareholder return, measured for the period commencing on the Effective Date and ending on the Expiration Date, is at least 13% per annum.

Under the Agreement, the Company has the option (the “Extension Option”) to extend the Expiration Date by one year to December 31, 2010 upon notice to Mr. Jervis no later than September 1, 2009. If the Company exercises the Extension Option, the Company shall increase Mr. Jervis’ base salary to $425,000 for the 2010 calendar year. In addition, if the Company exercises the Extension Option, the Company shall grant Mr. Jervis, on or about January 1, 2010 and pursuant to the 2004 Plan, an award of an additional 16,875 restricted shares of the Company class A common stock (the “Additional Grant”), 50% of which will vest on December 31, 2010 and 50% of which will be issued as a performance compensation award and will vest on December 31, 2010 if the total shareholder return, measured for the one-year period commencing on January 1, 2010 and ending on December 31, 2010, is at least 13% for the period.

The Company may terminate Mr. Jervis’ employment upon his death, upon disability that has incapacitated him for at least 120 consecutive calendar days or for at least 180 calendar days, whether or not consecutive, in any 365 calendar day period, or for conduct defined as “cause” in the Agreement. Mr. Jervis has the right to terminate the Agreement for “good reason” as defined in the Agreement, which includes, among other things, the substantial and adverse diminishment of his title and responsibilities, and a change in control whereby Mr. Jervis is not offered a comparable position. In the event of the Company’s termination of Mr. Jervis’ employment without “cause” or by Mr. Jervis for “good reason,” Mr. Jervis is entitled to certain post termination benefits, including: a lump-sum cash payment equal to the greater of (i) the sum of current base salary and target performance bonuses for the balance of the term of the Agreement or (ii) the sum of one year of current base salary and the highest annual cash bonus earned during the term of the Agreement (or during the extended term if the Company exercises the Extension Option); the accelerated vesting in full of all restricted stock grants made prior thereto and the Initial Grant (and if the Company exercises the Extension Option, the Additional Grant); stock options that were granted or first vest after 2004 may be exercised until the later of December 31 of the year of termination and the date two and one-half months after termination (but in no event after the expiration date of such options); and the Company shall pay medical insurance coverage premiums for the earlier of 18 months following termination or the date Mr. Jervis receives comparable coverage from another employer. In addition, the Agreement also provides specified partial salary and bonus payments and benefits upon death or disability.

The Agreement contains provisions relating to non-competition during the term of employment, protection of the Company’s confidential information and intellectual property, and non-solicitation of the Company’s employees, which provisions extend for up to12 months following termination in certain circumstances.

The foregoing description is qualified in its entirety by reference to the Agreement, which will be attached as an exhibit to the Company's quarterly report on Form 10-Q for the quarterly period ended September 30, 2006 which the Company intends to file in November 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL TRUST, INC.

By:	/s/ John R. Klopp
Name:	John R. Klopp
Title:	Chief Executive Officer

Date: September 29, 2006